Exhibit 3.1

ATTACHMENT TO CERTIFICATE OF AMENDMENT FOR ONCOSEC MEDICAL INCORPORATED

Article 3. Authorized Shares.

Article 3 of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows: “The number of shares the corporation is authorized to issue is 100,000,000 authorized shares of common stock, par value $0.0001 per share.”

Article 6. That the Articles of Incorporation of the Corporation be amended to add a new Article to read as follows: To the maximum extent permitted from time to time by applicable law, (i) the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Grand Decade Developments Limited, a British Virgin Islands limited company and a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“Buyer”), the Buyer Directors, any other Person or Persons who are, at the time, associated with or nominated by, or serving as Representatives of Buyer, or the respective Affiliates of the foregoing parties (including their officers or directors who are employees, officers, directors, managers, stockholders or members) (the “Covered Persons”), (ii) none of such Covered Persons shall have any obligation to refrain from (a) engaging in similar activities or lines of business as the Corporation or (if the Covered Person does so without any violation of the Confidentiality Agreement) developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation, (b) investing or owning any interest publicly or privately in, serving as a director or officer of or (if the Covered Person does so without any violation of the Confidentiality Agreement) developing a business relationship with, any Person engaged in similar activities or lines of business as, or otherwise in competition with, the Corporation, (c) doing business (if the Covered Person does so without any violation of the Confidentiality Agreement) with any client or customer of the Corporation or (d) employing or otherwise engaging a former officer or employee of the Corporation, and (iii) neither the Corporation nor any of its Subsidiaries shall have any right to be offered any opportunity to participate or invest in any venture engaged or to be engaged in by any Covered Person.  Capitalized terms used in and not defined in this Article shall have the meanings ascribed to them in the Stockholders Agreement dated October 10, 2019 between the Corporation and Buyer, a copy of which is available for inspection at the Corporation’s principal office; to the extent that the meanings of certain of such capitalized terms ascribed therein are stated therein to be determined by the meanings ascribed to such capitalized terms in the Stock Purchase Agreement, such capitalized terms shall have the meanings ascribed to them in the Stock Purchase Agreement dated October 10, 2019 between the Corporation and Buyer a copy of which is available for inspection at the Corporation’s principal office.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: OncoSec Medical Incorporated Entity or Nevada Business Identification Number (NVID): NV20081021448
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 64%
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____ Jurisdiction of formation: ____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) See attached page. (attach additional page(s) if necessary)
6. Signature: (Required)	X /s/ Daniel J. O'Connor — Chief Executive Officer Signature of Officer or Authorized Signer — Title X ____________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019